UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): May 5, 2010

Total Nutraceutical Solutions, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-53493

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

80 Columbia Street Stevenson, Washington	98648
(Address of principal executive offices)	(Zip Code)

(509) 427-5132
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 5, 2010, Total Nutraceutical Solutions, Inc. (“TNS”) entered into a two year lease agreement with Sherwood Venture LLC for 1,760 square feet of office and warehouse space located at 14889 S.W. Tualatin-Sherwood Road #205, Sherwood, Oregon 97140 for a monthly rent of $1,750.  The tenancy of the leased property began on June 1, 2010.

On May 27, 2010, TNS entered into an Exclusive License Agreement with the Penn State Research Foundation (“PSRF”) under which TNS licensed the rights to United States Patent Application No. 12/386,810 filed on April 23, 2009 entitled “Methods and Compositions for Improving the Nutritional Content of Mushrooms and Fungi”.  This patent application was the subject of an exclusive option to license dated November 6, 2008 between TNS and PSRF.  TNS paid a non-refundable license fee of $5,000.  In addition, TNS agrees to pay all filing, prosecution, maintenance and defense expense relating to the license patent application, and pay royalty payments at various percentages of net sales of licensed products covered by the licensed intellectual property depending on the type of product sold and the amount of net sales per year.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1

Lease Agreement between Total Nutraceutical Solutions, Inc. and Sherwood Venture LLC dated May 5, 2010.

10.2

Exclusive License Agreement between Total Nutraceutical Solutions, Inc. and the Penn State Research Foundation dated May 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL NUTRACEUTICAL SOLUTIONS, INC. (Registrant)

Date: August 13, 2010	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO